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                                                                   EXHIBIT 10.43

                                    FORM OF
               CAPITAL CONTRIBUTION AND LOAN COMMITMENT AGREEMENT


     This CAPITAL CONTRIBUTION AND LOAN COMMITMENT AGREEMENT ("Agreement"), dated as of ________________, is made by and between Patriot American Hospitality, Inc., a Delaware corporation ("REIT") and Patriot American Hospitality Operating Company, a Delaware corporation ("OpCo").

     WHEREAS, the shares of common stock, par value $.01 per share, of REIT ("REIT Paired Stock") and the shares of common stock, par value $.01 per share of OpCo ("OpCo Paired Stock") are paired and transferable and trade only in combination as a single unit on the New York Stock Exchange (together, the "Paired Shares"or "Paired Equity").

     WHEREAS, pursuant to an agreement ("Merger Agreement") by and among OpCo and CHC International, Inc., a Florida corporation ("CHCI"), executed and delivered concurrently herewith, OpCo will issue to the stockholders of CHCI (the "CHCI Stockholders") upon the consummation of and in consideration for the merger ("Merger") of CHCI with and into OpCo as contemplated in the Merger Agreement, shares of Series A Preferred Stock of OpCo, $.01 par value per share and shares of Series B Redeemable Convertible Preferred Stock of OpCo, $.01 par value per share (collectively "Unpaired OpCo Preferred Shares" or the "Series Shares"); and

     WHEREAS, the Board of Directors of REIT and the Board of Directors of OpCo believe it is in the respective best interests of (i) REIT and the stockholders of REIT, on the one hand, and (ii) OpCo and the stockholders of OpCo, on the other hand, that the Merger be consummated; and

     WHEREAS, the terms of the Unpaired OpCo Preferred Shares provide that, in certain circumstances, each holder ("Holder") of such shares will have the right ("Conversion Right") to cause OpCo to purchase that number of such shares tendered, from time to time, by such Holder in exchange for the delivery by OpCo of either (i) that number of Paired Shares equal to the number of Series Shares tendered or (ii) cash in the amount of the Current Market Price (as defined in the Certificate of Designations, Preferences and Rights of Preferred Stock of OpCo set forth as an exhibit to the Merger Agreement (the "Certificate of Designations")) multiplied by the number of Paired Shares otherwise deliverable; and

     WHEREAS, unless otherwise indicated, all defined terms shall have the meanings ascribed to such terms under the Merger Agreement.

     NOW THEREFORE, for the premises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, REIT and OpCo (the "Parties") hereby agree as follows:
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     1.   Payment by the REIT to OpCo and Issuance of OpCo Demand Loans to the
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          REIT.
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          1.1  At the Effective Time of the Closing of the Merger, REIT shall pay OpCo (the "Payment"), in the form of a deemed distribution to the holders of REIT Paired Stock and a recontribution to OpCo by the holders of OpCo Paired Stock, the sum of $75 million. Immediately following the Payment, OpCo shall loan the REIT, on an unsecured basis, $75 million and the REIT shall issue to OpCo a 15 year demand loan (the "Demand Loan"), drawable in whole or in part by OpCo, thereby increasing OpCo's net worth by the value of the Demand Loan.

          1.2  Future Funding Obligation.  Prior to the Closing of the Merger,
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REIT and OpCo shall agree either to increase the Payment hereunder to a total of
$150 million (thereby increasing the face amount of the Demand Loan to $150 million) or to enter into an unfunded "keep well" arrangement for an additional $75 million pursuant to which the REIT shall agree to continue to make available to OpCo an additional $75 million of unfunded capital in the form of a deemed distribution and recontribution arrangement. Such keep well arrangement shall also extend for a period of 15 years and, along with the $75 million Demand
Loan, shall be fully available to all creditors of OpCo.

          1.3  REIT's and OpCo's Obligations Absolute.  The obligations of the
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REIT and OpCo shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any failure, omission or delay on the part of any party to enforce, assert or exercise any right, power or remedy conferred on or available to such Holder. Each of the parties hereto shall endeavor to use its best efforts to effect at the Closing the Payment, the Demand Loan, and, if applicable, the keep well arrangement.

          1.4  Permitted Investments.  OpCo may invest the proceeds of any
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Payment hereunder solely in the Demand Loans or Cash Equivalents (as defined in the Merger Agreement).

          1.5  Intent of the Parties.  This Agreement shall not create any third
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party beneficiary rights of the holders of the Series Shares and the parties hereto acknowledge (and the Certificate of Designations shall expressly provide that no such rights have been created hereby). This Agreement shall be in lieu of any rights under that certain draft Cooperation Agreement between Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company, which is intended to be entered into in connection with the REIT's acquisition of Wyndham Hotel Corporation, including without limitation Section 3.6 thereof.

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          1.6  Remedies.  In the event that REIT shall fail to make the Payment
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or to pay on the Demand Loan, OpCo shall be entitled and empowered to institute any action or proceeding at law or in equity for the contribution of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against REIT and collect, in the manner provided by law out of the property of REIT, wherever situated, any monies adjudged or decreed to be payable. The obligations of REIT under this Agreement are continuing obligations and a fresh cause of action shall arise in respect of each default hereunder.

     2.   Covenants.
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          2.1  Corporate Existence; Business.  REIT covenants that it will at
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all times preserve and keep in full force and effect its corporate existence and rights and franchises deemed material to its business as it then exists and the performance of its obligations hereunder.

          2.2  Merger, Consolidation, Sales of Assets, etc.  REIT covenants that
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it will not merge or consolidate with any other corporation or sell or convey its assets substantially as an entirety to any person, unless either (a) REIT shall be the continuing entity, or the successor entity in such merger or consolidation or (b) the person that acquires by sale or conveyance such assets of REIT shall be a corporation or other entity organized under the laws of the United States or any state thereof and shall expressly assume all of the obligations of REIT under this Agreement and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed or observed by REIT, by a writing in such other form as is reasonably satisfactory to OpCo executed and delivered to OpCo by such person. If (x) REIT is not the surviving corporation in a merger or consolidation or REIT sells or conveys its assets substantially as an entirety to any person and (y) the successor entity or the person that acquires by sale or conveyance such assets of REIT, as the case may be, satisfies the conditions hereof and assumes all of REIT's obligations hereunder as provided in this Section 2.2, then all obligations of REIT hereunder shall terminate.

     3.   Amendment.  This Agreement may be amended, and either Party hereto may
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take any action herein prohibited, or omit to perform any act herein required to be performed by any of them, if such Party shall obtain the written consent to such amendment, action or omission to act, of the other Party.

     4.   Notices.   All notices or other communications under this Agreement
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shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

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     If to REIT, to:     Patriot American Hospitality, Inc.
                         Tri-West Plaza
                         3030 LBJ Freeway
                         Suite 1500
                         Dallas, TX 75234
                         Attn: William E. Evans, Office of the
                         Chairman of the Board of Directors

     with a copy to:     Gilbert G. Menna, P.C.
                         Goodwin, Procter & Hoar  LLP
                         Exchange Place
                         Boston, MA 02109-2881

     If to OPCO, to:     Patriot American Hospitality Operating Company, Inc.
                         Tri-West Plaza
                         3030 LBJ Freeway
                         Suite 1500
                         Dallas, TX 75234
                         Attn: President

     with a copy,
     following           Gilbert G. Menna, P.C.
     consummation of     Goodwin, Procter & Hoar  LLP
     the Merger, to:     Exchange Place
                         Boston, MA 02109-2881

     Any Party may, by notice to the other Party, change the address to which such notices are to be given to it.

     5.   Governing Law; Consent to Jurisdiction.  This Agreement shall for all
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purposes be construed in accordance with and governed by the internal laws of the State of Delaware. The Contributor hereby irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of Delaware and to non-exclusive jurisdiction of any Federal court of the United States located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement.

     6.   Entire Agreement. This Agreement embodies the entire agreement and
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understanding among the Parties hereof and supersedes all prior agreements and understandings relating to the subject matter thereof.

     7.   Successors and Assigns.  The covenants and other agreements in this
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Agreement contained by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not.

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     8.   Descriptive Headings.  The descriptive headings contained in this
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Agreement are inserted for convenience only and do not constitute a part of this
Agreement.

     9.   Termination.  This Agreement shall terminate upon the occurrence of
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the date that is 15 years from the date hereof.

     10.  Severability.  If any time subsequent to the date hereof, any
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provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.


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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on as of the date first above written.


                              PATRIOT AMERICAN HOSPITALITY, INC.


                              By:
                                 --------------------------------
                              Name:
                              Title:


                              PATRIOT AMERICAN HOSPITALITY
                              OPERATING COMPANY


                              By:
                                 --------------------------------
                              Name:
                              Title:



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